SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 18, 2004

SKYLINE CORPORATION

(Exact name of registrant as specified in its charter)

INDIANA (State of Incorporation)	1-4714 (Commission File Number)

35-1038277

(IRS Employee Identification No.)

P. O. Box 743, 2520 By-Pass Road            Elkhart, IN 46515

(Address of principal executive offices) (Zip)

(574) 294-6521

(Registrant’s telephone number, including area code)

Item 5. Other Events

     ELKHART, INDIANA -— JUNE 18, 2004

SKYLINE REPORTS YEAR-END, FOURTH QUARTER RESULTS

          Net earnings for Skyline Corporation’s 2004 fiscal year were $6,141,000 compared to $6,193,000 in fiscal 2003. On a per share basis, fiscal 2004 net earnings were $0.73 versus $0.74 in the 2003 fiscal year.

          For the fourth quarter which ended May 31, 2004, net earnings were $2,754,000 compared to $3,247,000 of the fourth quarter of fiscal 2003. Net earnings per share for fiscal 2004’s fourth quarter were $0.33 versus $0.39 of the fourth quarter of fiscal 2003. It should be noted that the fourth quarter of fiscal 2004 was a period of unprecedented increases in the cost of lumber, lumber-related materials and steel.

          Sales for fiscal 2004 were $432,381,000 compared to $419,817,000 of a year earlier. Sales for the fourth quarter of fiscal 2004 were $117,124,000 compared to $103,149,000 of fiscal 2003’s fourth quarter.

          Sales for Skyline’s manufactured housing group for fiscal 2004 were $310,367,000 compared to $293,448,000 of fiscal 2003. The group’s sales for the fiscal 2004 fourth quarter totaled $82,005,000, compared to $71,387,000 of the comparable period of fiscal 2003.

          For Skyline’s RV group, sales for fiscal 2004 were $122,014,000 compared to $126,369,000 of fiscal 2003. The RV group’s sales for fiscal 2004’s fourth quarter were $35,119,000 compared to $31,762,000 of the fourth quarter of fiscal 2003.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands except per share)

	Three Months Ended		Year Ended
	May 31, (Unaudited)		May 31,
	2004	2003	2004	2003
Sales	$117,124	$103,149	$432,381	$419,817

Earnings before income taxes	4,410	5,408	10,106	10,336

Provision for income taxes	1,656	2,161	3,965	4,143

Net earnings	$2,754	$3,247	$6,141	$6,193

Basic earnings per share	$.33	$.39	$.73	$.74

Weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)
	May 31,
ASSETS	2004	2003

Cash and temporary cash investments	$150,449	$154,457
Accounts receivable	26,090	22,292
Inventories	9,895	9,414
Other current assets	11,240	8,808

Total Current Assets	197,674	194,971

Property, Plant and Equipment, net	36,930	39,131

Other Assets	5,311	5,039

	$239,915	$239,141

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$7,776	$5,990
Accrued liabilities	27,747	28,400
Income taxes payable	166	1,786

Total Current Liabilities	35,689	36,176

Other Deferred Liabilities	5,742	4,580

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	258,988	258,889
Treasury stock, at cost, 2,825,900 shares in 2004 and 2003	(65,744)	(65,744)

Total Shareholders’ Equity	198,484	198,385

	$239,915	$239,141